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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Mothers Work, Inc.:

We consent to the use of our reports dated November 10, 2003, with respect to the consolidated balance sheets of Mothers Work, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2003, and the related financial statement schedule, incorporated herein by reference. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of October 1, 2001.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 22, 2004

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INDEPENDENT AUDITORS' CONSENT